Exhibit 10.02

ASSIGNMENT OF REVENUE INTEREST

THIS AGREEMENT made as of this 6th day of December, 2005 between FRMO CORP, a Delaware corporation (“FRMO”) and FROMEX EQUITY CORP, a Delaware corporation (“Fromex”).

WHEREAS:

A. The parties hereto have executed a Consulting Agreement dated December 1, 2005 (the “Consulting Agreement”) providing for Fromex to perform consulting and management services to FRMO for which FRMO has agreed to pay to Fromex 10% of FRMO’s cash receipts commencing December 1, 2005;

B. FRMO, has organized Horizon Global Advisers LLC a Delaware limited liability company (“Horizon Advisers”) to act as the investment adviser for Horizon Global Advisers Fund, plc and its sub-funds (together “Horizon Fund”) from which FRMO expects to receive fees by reason of FRMO’s 60% interest in Horizon Advisers (herein “Horizon Global Cash Fees”);

C. FRMO hereby assigns and transfers to Fromex a 66 2/3% revenue interest (the “Revenue Interest”) in the Horizon Cash Fees which FRMO shall receive, in consideration of the sum of $250,000, the receipt of which amount FRMO does hereby acknowledge and contribute to the capital of Fromex.

NOW THEREFORE, in consideration of the sum of $250,000, FRMO does hereby sell, assign and transfer to Fromex, its successors and assigns, a Two Thirds (66 2/3%) Revenue Interest in the Horizon Cash Fees and it is hereby agreed between the parties as follows:

1. Term. The Revenue Interest shall be in effect on the date hereof and continue in effect in perpetuity so long as FRMO, or its successors and assigns, receive fees, in cash, from Horizon Advisers.

2.  Exclusion. Fromex agrees that it shall not also be entitled to receive 10% of the Horizon Cash Fees under the Consulting Agreement in addition to the Revenue Interest hereby sold, assigned and transferred by FRMO to Fromex. FRMO agrees to use its best efforts to increase the Horizon Cash Fees, and to keep the Horizon Fund in full force and effect.

3. Revenue Interest. As and for its Revenue Interest FRMO shall pay to Fromex in perpetuity sixty six and two thirds (66 2/3%) percent of the total cash receipts that FRMO, or its successors and assigns, receives as fees from Horizon Advisers so long as such fees are paid to FRMO. Said two-thirds share shall be based only on the money actually received as fees by FRMO from Horizon Advisers in each three (3) month period beginning after the date hereof. The payment of such share shall be made at the close of the month following the end of each three month period ending on the last days of February, May, August and November of each year, less any advances, which FRMO shall have made to FROMEX on account thereof.

4.  Arbitration and Choice of Laws. The laws of the State of New York shall govern this Agreement, without regard to the conflict of laws principles thereof. The parties irrevocably agree that all disagreements or controversies in any way, manner or respect, arising out of or related to this Agreement shall be resolved by binding arbitration in New York City in accordance with the Rules of the American Arbitration Association. Each party hereby consents and submits to the jurisdiction of the American Arbitration Association and hereby waives any rights the party may have to transfer or change the venue of any such dispute. The prevailing party in any arbitration in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation reasonable fees of attorneys and paralegals, incurred by such party in connection with any such arbitration or court proceeding to enforce the award made in the arbitration proceeding. Each party consents to the jurisdiction of the Supreme Court of the State of New York, County of New York to enforce any such arbitration result.

5.  Further Assurances. The parties shall execute and deliver such further instruments and do such further acts and things as may be required in good faith to carry out the intent and purpose of this Agreement.

6.  Binding on Successors. This Agreement shall be binding on, and inure to the benefit of, the parties hereto, their successors and assigns.

7. Severability. If any provision of this Agreement or its application to any circumstance shall be finally determined by any court of competent jurisdiction to be invalid or unenforceable then the same is hereby declared to be severable and the remainder of this Agreement and the application of such provisions or circumstances other than so determined to be invalid or unenforceable shall not be affected hereby.

8. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party. Failure on the part of a party to complain of any act or omission or to declare any party in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to that default.

9. Supersedes Prior Agreement. This Agreement shall supersede any prior agreement or understanding made by the parties prior to the date hereof and constitutes the entire agreement between the parties with respect to the subject matter. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FRMO CORP.

By:	/s/ Murray Stahl
Murray Stahl, CEO

FROMEX EQUITY CORP.

By:	/s/ Steven Bregman
Steven Bregman, President

Note not included in the copy to be signed per LJT 6-15-06

Valuation of 66 2/3 Revenue Interest in
Horizon Global Advisers at 12/6/05

Net Asset Value	$22,000,000
Management Fee @ 1.15%	$253,000
Expenses 50% rounded	128,000
Net Profit	125,000
60% allocable to FRMO	75,000
2/3 Revenue Interest	50,000
Value 2/3 Revenue Interest
5 x 50,000	$250,000

Fromex: Assignment of Revenue Interest 6/13/06